Exhibit 4.2

LRAD CORPORATION

AMENDMENT NO. 1 TO WARRANT

THIS AMENDMENT NO. 1 TO WARRANT (this “Amendment”) is made by and between Special Situations Fund III, QP, L.P., (the “Holder”) and LRAD Corporation, a Delaware corporation (the “Company”). Capitalized terms used but not defined herein shall have the meanings assigned to such terms in the Warrant.

WHEREAS, the Holder is a holder of a warrant to purchase common stock of the Company, originally issued February 4, 2011 by the Company to the Holder (the “Warrant”);

WHEREAS, the parties hereto desire to amend the Warrant effective as of February 4, 2011 as more fully set forth below;

NOW, THEREFORE, the parties agree as follows:

1. Certain Adjustments – Fundamental Transactions. The last sentence in Section 9(c) of the Warrant is hereby deleted and replaced with the following:

“If any Fundamental Transaction constitutes or results in a Change of Control, then at the request of the Holder delivered before the 90th day after such Fundamental Transaction, the Company (or any such successor or surviving entity) will purchase the Warrant from the Holder for the same form of consideration (cash, debt, or other assets) as the stockholders of the Company receive in the Fundamental Transaction, and the value of the consideration paid will be equal to the Black-Scholes value (for Fundamental Transactions for which the consideration being paid is all cash) or 125% of the Black-Scholes value (for Fundamental Transactions for which the consideration consists of non-cash items) of the remaining unexercised portion of this Warrant on the date of such request, and will be payable within five Trading Days after such request (or, if later, on the effective date of the Fundamental Transaction).”

2. No Other Amendments. Except as amended hereby, the Warrant shall remain in full force and effect as originally written.

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to the Warrant.

LRAD CORPORATION

By:
Name:
Title:

[WARRANT HOLDER]

By:
Name:
Title: